EXHIBIT 10.1

RESCISSION OF
RETENTION AGREEMENT

This RESCISSION AGREEMENT (the “Rescission Agreement”) is entered into by and between John M. Scheurer (“you”) and A.C. Corporation, a Delaware company (the “Company”) and will be effective as of October 27, 2005 (the “Effective Date”).

WHEREAS effective March 21, 2005, you and the Company entered into a Retention Agreement anticipating that your employment with the Company would ultimately end as a direct or indirect result of a sale by Allied Capital Corporation of the majority of its commercial real estate finance business to a third party;

WHEREAS that sale has occurred and you and the Company want to continue your employment under the same terms and conditions as existed prior to the Retention Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1.	RESCISSION.

You and the Company hereby rescind the Retention Agreement, which by operation of this Rescission Agreement shall be null and void as of the Effective Date. You and the Company each hereby waive, release and forever discharge the other from any claims and the payment of any additional consideration under the Retention Agreement. The parties shall retain any consideration that had been provided under the Retention Agreement prior to the Effective Date.

2. EMPLOYMENT STATUS

You and the Company agree that your employment with the Company shall continue under the same terms and conditions as if the Retention Agreement had never been executed. While it is our sincere expectation that this will be a mutually satisfying relationship, should your employment end prior to July 1, 2006, for any reason other than your voluntary resignation, your death or your termination by the company for cause, you will receive a payment in the amount of $1,800,000, provided that you have delivered to the Company a signed release and waiver of all claims against the Company and any affiliated entities. If you fail to return to the Company a signed copy of the release within forty-five days of receiving it, you will not be entitled to any payment under this Section 2. For purposes of this agreement, cause shall be defined as any act or omission by you that constitutes gross misconduct or fraud, or a conviction of, or a plea of “guilty” or “no contest” to a felony.

3. NATURE OF AGREEMENT

This Rescission Agreement constitutes the entire agreement between you and the Company regarding the subjects covered herein, and supersedes the Retention Agreement. In making this Rescission Agreement, the parties warrant that they did not rely on any representations or statements other than those contained in this Rescission Agreement. You hereby certify that you have read and fully understand the terms of this Rescission Agreement and have entered into it knowingly and voluntarily. No provision of this Rescission Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and the Chief Executive Officer. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Rescission Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Regardless of the choice of law provisions of any other jurisdiction, the parties agree that this Rescission Agreement shall be otherwise interpreted, enforced and governed by the laws of the District of Columbia. This Rescission Agreement shall be binding on the Company’s successors and assigns and on you, your heirs and personal representatives. Neither party may assign this Rescission Agreement, either voluntarily or involuntarily, without the prior written consent of the other. The invalidity or unenforceability of any provision or provisions of this Rescission Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect and this Rescission Agreement shall be interpreted as if the unenforceable provision had not been included in it. This Rescission Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument. The headings in this Rescission Agreement are for convenience only and shall not effect the interpretation of this Rescission Agreement. Nothing in this Rescission Agreement changes the at-will nature of your employment.

IN WITNESS WHEREOF, each of the parties has executed this Rescission Agreement, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below.

A.C. Corporation
/s/ John M. Scheurer John M. Scheurer	By:/s/ Diane Murphy Diane Murphy Executive Vice President

Date:10/27/05	Date:10/27/05